Confidential treatment requested for portions of this document.

                                                                    Exhibit 10.4


                               LICENSE AGREEMENT


                                    between



                        INEX PHARMACEUTICALS CORPORATION


                                      and


                          ESPERION THERAPEUTICS, INC.

                               LICENSE AGREEMENT
                               -----------------

     LICENSE AGREEMENT dated as of the ___ 16th ___ day of March, 1999 between INEX PHARMACEUTICALS CORPORATION, a British Columbia corporation, having its principal place of business at 100 - 8900 Glenlyon Parkway, Burnaby, B.C. Canada V5J 5J8 (hereinafter referred to as "INEX"), and ESPERION THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 3621 S. State Street, 695 KMS Place, Ann Arbor, MI, 48108, USA (hereinafter referred to as "ESPERION").

                                  INTRODUCTION

1. INEX has research and development facilities and experienced scientists, technical associates and assistants and other personnel which enable it to conduct research and development activities in the area of biotechnology and the application thereof to the development, production and manufacture of pharmaceutical products using that technology.

2. ESPERION is in the business of the research and development of pharmaceutical products.

3. INEX is the assignee of European Patent serial number EP 0461559 Bl entitled "Wirkstofffreie Liposomen zur Behandlung von Atherosklerose," granted and registered in various states of the European Union (herein sometimes called "Braun").

4. The University of British Columbia, Vancouver, B.C. Canada ("UBC") is the assignee of US Patent Application S.N. 08/507,170 entitled "Liposome Compositions and Methods for the Treatment of Atherosclerosis" (herein sometimes called "Hope/Rodrigueza").

5. INEX has by license agreement with UBC the right to sublicense Hope/Rodrigueza, on terms and conditions set out therein, and subject to the prior written consent of UBC.

6. ESPERION desires to license from INEX the exclusive right to develop, make, have made, use, import and sell products subject to Hope/Rodrigueza, Braun and certain improvements to these patents.

7. INEX is willing, for the consideration and on the terms set forth herein, to license ESPERION for such purposes.


In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, INEX and ESPERION agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

        1.1 "Affiliate" means any corporation, company, partnership, joint
             ---------
venture or other person or entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1. 1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to direct the management and policies of such noncorporate entities.

        1.2 "Combination Product(s)" means a product that includes a Licensed
             ---------------------
Product sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Licensed Patents or Know-How.

        1.3 "Confidential Information" means (a) all proprietary information and
             ------------------------
materials, patentable or otherwise, of a Party which is disclosed in writing by or on behalf of such Party to the other Party, including DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, preclinical and clinical trials and the results thereof, sources of supply, patent positioning and business plans, including any negative developments, and (b) any other information, oral or written, designated in writing by the disclosing Party to the other Party as confidential or proprietary within ten (IO) days of such disclosure, whether or not related to the making, use, importing or selling of Licensed Products.

        1.4 "Distributor" means a third party which is not an Affiliate or
             -----------
Sublicensee of ESPERION and which is a distributor, wholesaler or other entity purchasing Licensed Products from ESPERION or an Affiliate or Sublicensee for resale.

        1.5 "Enhancements" means any information, patentable or otherwise,
             ------------
developed or acquired by ESPERION (other than information licensed from INEX pursuant to the terms of Section 2.1 of this Agreement) during the term of this Agreement which is required to develop, use or manufacture Licensed Products and which is related solely to compositions and uses of Large Unilammelar Vesicles
(LUVS) and is otherwise not associated with any therapeutic agent other than an apoprotein or other cholesterol lowering drug.

        1.6    "Field" means
                -----

       For the Hope/Rodrigueza and Braun patents, human and veterinary therapeutics (the "Basic Field");

       For Improvements, human and veterinary therapeutics, but limited to products that use or include Large Unilammelar Vesicles (LUVS) as a therapeutic agent which are not associated with any other therapeutic agent other than an apoprotein (the "Improvements Field");

       For Know-How, human and veterinary therapeutics, but limited to products that use or include Large Unilammelar Vesicles (LUVS) as a therapeutic agent which are not associated with any other therapeutic agent other than an apoprotein (the "Know-How Field");

       Together, the Basic Field, Improvements Field and Know-How Field comprise the Field.

        1.7 "Future INEX Technology" means future inventions conceived, acquired
             ----------------------
or reduced to practice by INEX outside the scope of a development and supply agreement between the parties as contemplated in Article VII after the date of this Agreement.

        1.8 "Improvements" means any inventions or improvements conceived,
             ------------
reduced to practice, developed, acquired or controlled by INEX or any of its Affiliates at any time after the date hereof under a development and commercial supply agreement between the Parties as contemplated in Article VII. For greater clarity, "Improvements" does not include Future INEX Technology.

        1.9 "IND" means an Investigational New Drug application or its equivalent or any corresponding foreign application or registration.

        1.10 "Know-How" means all trade secret and/or confidential and proprietary information, without regard to form, including but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, discoveries and/or inventions which have been developed, acquired, or are controlled by INEX or any of its Affiliates as of the date of this Agreement, for use in connection with the development or uses of methods or compositions which are disclosed by INEX to ESPERION. Such "Know-How" must not be generally known by, or readily ascertainable by proper means by others and must have been the subject of reasonable efforts to maintain its secrecy. Information shall no longer be considered to be Know-How, should the information become publicly known through no fault of ESPERION or should it be disclosed to ESPERION by a person under no obligation of confidentiality.

        1.11  "Licensed Patents" means


        Hope/Rodrigueza - United States patent application serial number
        ---------------
08/507,170 entitled "Liposome Compositions and Methods for the Treatment of Atherosclerosis", and any patent claims issued therefrom and patent claims issued from any corresponding continuations, continuations-in-part, divisions, re-exams, or foreign applications claiming priority from such application;

        Braun - European Patent serial number EP 04615 59 B 1 entitled
        -----
"Wirkstofffreie Liposomen zur Behandlung von Atherosklerose," registered in Switzerland, Sweden, Spain, Austria, Netherlands, Luxembourg, Italy, United Kingdom, Greece, France, Denmark, Belgium, Germany and any patent claims issued from any corresponding continuations, continuations-in-part, divisions, reissues and foreign applications claiming priority from such patent;

        Improvements shall be included as invented pursuant to a development and commercial supply agreement as contemplated in Article VII; and

        Future INEX Technology in the Improvements Field may be included upon written agreement signed by the Parties pursuant to Section 2.2 hereof

        For greater clarity, Licensed Patents excludes other currently existing intellectual property of INEX, except those required to practice the inventions defined by the Hope/Rodrigueza and Braun patents. "Required to practice" as used in this definition means necessary, not just useful or useable. INEX represents and warrants that it has no knowledge of any such other currently existing intellectual property of INEX which is required to practice the inventions defined by the Hope/Rodrigueza and Braun patents.

        1.12 "Licensed Products" means human and veterinary therapeutic
              -----------------
compositions and methods which, but for an immunity from suit under the Licensed Patents or Know-How, would infringe one or more of the Licensed Patents or Know-How.

        1.13 "NDA" means a New Drug Application or its equivalent or any
              ---
corresponding foreign application or registration.

        1.14 "Net Annual Sales" means the aggregate United States dollar
              ----------------
equivalent of gross revenues derived by or payable to ESPERION or its Affiliates from or on account of the sale of Licensed Products to third parties, in any given calendar year, less (a) reasonable credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise taxes, sales taxes, value added taxes, consumption taxes, customs and other duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind), (c) separately itemized insurance and transportation costs incurred in shipping Licensed Products to such third parties and (d) fees paid to Distributors, dealers and other persons or entities which are not Affiliates of ESPERION but which purchase Licensed Products from Esperion or its Affiliates for resale (collectively, the "Permitted Deductions"). No deduction shall be made for any item of cost incurred by ESPERION, its Affiliates, or Distributors in preparing, manufacturing, shipping or selling Licensed Products except as permitted pursuant to clauses (a), (b), (c) and (d) of the foregoing sentence. Net Annual Sales shall not include any transfer between any of ESPERION and any of its Affiliates for resale. Fair market value shall be assigned to any and all non-cash consideration such as but not limited to any credit, barter, benefit, advantage or concession received by

ESPERION or its Affiliates in payment for Licensed Products. As used in this definition, a "sale" shall have occurred when Licensed Products are billed out or invoiced. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Licensed Product under this Agreement: (i) the transfer of a Licensed Product to a third party without consideration to ESPERION in connection with the development or testing of a Licensed Product; or
(ii) the transfer of a Licensed Product to a third party without consideration in connection with the marketing or promotion of the Licensed Product (e.g.,
                                                                       ---
pharmaceutical samples).

        1.15 "Party" means INEX or ESPERION; "Parties" means INEX and ESPERION.
               -----

        1.16 "Sublicensee" means a third party which is not an Affiliate of
              -----------
ESPERION and to whom ESPERION has granted a sublicense to make, have made, use, import or sell Licensed Products. Without limiting the generality of the foregoing, a Sublicensee shall be deemed to include any third party who is granted a sublicense hereunder by ESPERION pursuant to the terms of the outcome or settlement of any infringement or threatened infringement action.

        1.17 "Sublicensing Royalties" means all royalties, revenues, receipts,
              ----------------------
monies and the fair market value of all non-cash consideration such as but not limited to any credit, barter, benefit, advantage or concession payable to ESPERION by a Sublicensee which is, or may be reasonably construed as being calculated on or based on the making, using or selling of Licensed Products by the Sublicensee. For the avoidance of doubt, Sublicensing Royalties shall not include payments which are reasonably construed as initial or periodic sub-licensing fees, funds for research and development, milestone payments or equity investments.

        1.18 "Territory" means worldwide.
               ---------
        1.19 "UBC License Agreement" means the License Agreement dated July 1,
              ---------------------
1998 by and between INEX and UBC.

        1.20 "Valid Claim" means a claim of an unexpired issued patent which
              -----------
shall not have been withdrawn, canceled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.



                                  ARTICLE II.

                          PATENT AND KNOW-HOW LICENSES

        2.1 Licenses. Subject to the payment of the Milestone Payments provided
            --------
for in Article III of this Agreement, the royalties provided for in Article IV or this Agreement and the fulfillment of the other terms and conditions of this Agreement, and subject to the reservation set forth in Section 2.3 hereof, INEX hereby grants to ESPERION:

                (a) an exclusive license for the Field in the Territory under the Licensed Patents; and

                (b) an exclusive license for the Field to use the Know-How in the Territory; for the sole and exclusive purpose of developing, making, having made, importing, using and selling Licensed Products in the Territory, including the right to grant sublicenses under these rights as set out in Section 2.4 hereof. The licenses granted pursuant to Section 2. 1 (a) shall continue in effect until the expiration of the last patent licensed to ESPERION hereunder, or until otherwise terminated according to this Agreement. The licenses granted pursuant to Section 2.1 (b) shall continue in effect as provided in Section 4. 1
(b) of this Agreement.


        2.1.1.  Exclusivity.  In order to establish exclusivity for ESPERION,
                -----------
INEX hereby agrees that it shall not, without ESPERION's prior written consent, grant to any other person or entity a license or other right, under the Licensed Patents or Know-How, to develop, make, have made, import, use, lease and/or sell Licensed Products in the Field during the period of time in which this Agreement is in effect.

        2.2.  Further Right.  ESPERION shall have the first right to
              -------------
negotiate an exclusive license in the Improvements Field to any Future INEX Technology. If the Parties are unable to agree on the terms of such exclusive license, INEX will not license such Future INEX Technology to a third party on more favourable financial terms than those first offered to ESPERION. This fight shall be exhausted as to any specific item of Future INEX Technology upon ESPERION's failure to initiate negotiations within thirty (30) days of receiving terms for such exclusive license for such specific item of Future INEX Technology, or having initiated negotiations, upon the Parties' failure to execute such exclusive license within a reasonable period but in any event not less than ninety (90) days.

        2.3.  Reservation of Rights.  INEX retains the non-exclusive right
              ---------------------
under the Licensed Patents and the Know-How to practice the inventions solely for internal research purposes in the Field, which right shall not be assigned, sublicensed or delegated without ESPERION's consent. ESPERION and INEX acknowledge and agree that UBC may use Hope/Rodrigueza without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial use. INEX may not use Hope/Rodrigueza for any commercial purpose in the Field.

        2.4.  Sublicenses.  ESPERION shall have the right to sublicense
              -----------
rights granted in Section 2. 1, subject to MX's right to review and comment on the proposed sublicense as provided below. ESPERION shall provide a brief summary of the nature of the proposed sublicense and the name of such proposed sublicensee, except to the extent prohibited by the terms of any confidentiality agreement between ESPERION and such proposed sublicensee, and sufficient portions of the proposed sublicensing agreement to permit RNEX to evaluate whether the agreement contains covenants by the Sublicensee to observe and perform similar terms and conditions to those in the UBC License Agreement and in this Agreement. If INEX does not provide ESPERION with its comments within ten (IO) calendar days after such request is given by ESPERION, INEX shall be deemed to have waived its right to review and comment. Within ten (IO) calendar days after execution of a sublicensing agreement, ESPERION shall provide INEX with a copy thereof. Within thirty (30) calendar days after receiving such copy, INEX shall notify ESPERION, in express terms, of any deficiency or failure of the sublicensing agreement to satisfy the terms and conditions of the UBC License Agreement and this Agreement. The consent of UBC shall not be required. All sublicenses granted by ESPERION shall be personal to the sublicensee and shall not be assignable without the prior written consent of INEX, except as provided by this Section 2.4. Such sublicenses shall terminate upon the termination of ESPERION's rights granted herein unless events of default are cured by ESPERION or Sublicensee within sixty (60) days of notification by INEX of default and/or as provided by the terms of this Agreement. Each sublicense shall contain covenants by the Sublicensee to observe and perform similar terms and conditions to those in the UBC License Agreement and in this Agreement. INEX agrees that if ESPERION has provided to INEX notice that ESPERION has granted a sublicense to a Sublicensee under this Agreement, then in the event INEX terminates this Agreement for any reason provided hereafter, INEX shall provide to such Sublicensee written notice of such termination no less than sixty (60) days prior to the effective date of such termination. The Sublicensee may during such sixty (60) day period provide to INEX notice wherein the Sublicensee: (a) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (b) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of ESPERION which ESPERION is obligated hereunder to discharge with respect to such sublicense; and (c) acknowledges that INEX shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to ESPERION. INEX agrees that upon such Sublicensee's notice and provided such Sublicensee is not in material breach of its sublicense, INEX shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which ESPERION shall have granted to such Sublicensee.

        2.5.  Delivery of Know-How. Upon execution and delivery by the parties
              --------------------
of this Agreement, INEX shall make available to ESPERION originals or copies of all of its records, data and documentation relating to the Licensed Patents and Know-How, including, without limitation, scientific data and regulatory submissions and documentation, manufacturing process, reagents, formulations and other information relevant to the development, manufacture, purification, formulation, use, importation or sale of any Licensed Products.

                                 ARTICLE III.

                     MILESTONE PAYMENTS AND SUBLICENSE FEES

        3.1 Milestone Payments. In consideration of the licenses granted by INEX
            ------------------
to ESPERION under this Agreement, ESPERION shall make the following milestone payments to INEX:


                           Milestone                         Amount
                           ---------                         ------
        [                                 ]               [         ]

        [                                 ]               [         ]

        [                                 ]               [         ]

        [                                 ]               [         ]

        [                                 ]               [         ]


        ESPERION shall make the milestone payments to INEX whether the milestone is achieved by ESPERION itself, or by an Affiliate or a Sublicensee. For the purposes of this Section 3. 1, "Phase II Clinical Trial" shall mean a clinical trial for which an efficacy endpoint is defined in the clinical protocol and for which data are collected and "Phase III Clinical Trial" shall mean a clinical trial which is sized to enable measurement of statistically significant efficacy for the purposes of filing for approval with regulatory authorities.

        3.2. Independent Consideration. Subject to the credits described in
             -------------------------
Section 4.2 of this Agreement, the amounts payable to INEX pursuant to Section
3.1 hereof shall be in addition to, and not in lieu of, the royalties payable to INEX pursuant to Article IV of this Agreement.

                                  ARTICLE IV.

                         PATENT AND KNOW-HOW ROYALTIES

        4.1 Royalties.
            ---------
                (a) ESPERION shall pay to INEX during the term of the licenses granted in Section 2.1 of this Agreement earned royalties at the rate set forth on Schedule A hereto on all Net Annual Sales in the Territory of Licensed Products by ESPERION, its Affiliates, and Distributors. If a Licensed Product is made, used or sold by a Sublicensee in any part of the Territory, ESPERION shall pay to INEX the earned royalties on all Sublicensing Royalties as set out in Schedule A hereto. One royalty on either Licensed Patents or Know-How shall be due with respect to each sale of a Licensed Product; and under no circumstance shall ESPERION be obligated to pay both royalties.

                (b) Royalties based upon Licensed Products solely involving Know-How and not involving Licensed Patents shall be payable for a period of ten
(10) years after the first sale in each such country in the Territory of Licensed Products. Upon the expiration of the royalty obligations set forth in subsection (a) above with respect to any Know-How in any country in the Territory, the licenses granted under Section 2. 1 (b) of this Agreement with respect to such Know-How in such country in the Territory shall become fully paid licenses. ESPERION may, upon such expiration, elect to continue in effect the exclusive nature of the license of any Know-How in any country in the Territory by continuing to pay to INEX fifty percent (50%) of the earned royalty specified on Schedule A hereto. Such exclusive license shall remain in effect so long as ESPERION pays such royalty; if and when such royalty payments are terminated, the license shall become a fully paid, non-exclusive license with respect to such Know-How in such country in the Territory. All royalty obligations under this paragraph 4. 1 (b) shall cease should information cease to be Know-How under the circumstances provided in Section 1.10.

                (c) For purposes of calculating royalties, in the event that a Licensed Product which is approved for commercial sale by an applicable regulatory authority includes both component(s) covered by a Valid Claim of a Licensed Patent (a "Patented Component") and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a Valid Claim of a Licensed Patent (an "Unpatented Component"), then Net Annual Sales of the Combination Product shall be calculated using one of the following methods:


                        (i) By multiplying the Net Annual Sales of the Combination Product during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product if sold separately; or

                        (ii) In the event that no such separate sales are made
                             of the Patented Component(s) or the Unpatented Component(s) during the applicable accounting period, or in the event that either the Patented Component(s) or the Unpatented Component(s) have not been sold separately for at least one (1) year, Net Annual Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product; provided, however, that Net Annual Sales for purposes of determining such royalties shall not be less than fifty percent (50%) of the Net Annual Sales of the Combination Product for the accounting period, The fully allocated production costs shall be determined by using ESPERION's accounting procedures, which procedures must conform to generally accepted accounting procedures (GAAP).

        4.2 Creditability of Milestone Payments. [                 ] of each of
            -----------------------------------
the fourth and fifth milestone payments will be creditable towards royalties owed to INEX, except that in a given year, INEX's royalties will not be reduced below fifty per cent (50%) of royalties owed in that year. Remaining credits will be carried forward until exhausted.

        4.3 Third Party Royalties. For any Licensed Product which is not a
            ---------------------
Combination Product or for any Patented Component of a Combination Product, if ESPERION, its Affiliates or Distributors, in order to operate under or exploit the licenses granted under Article II of this Agreement in any country in the Territory, must pay royalties to one or more third parties to obtain a license or similar right in the absence of which the Licensed Products could not legally be made, used, imported or sold in any country in the Territory, and such royalties are, in fact, paid ESPERION, may deduct from royalties thereafter payable to INEX on Net Annual Sales in such country in the Territory an amount equal to up to fifty percent (50%) of such third party royalty payments, provided that the total royalties otherwise due to INEX on Net Annual Sales in such country in the Territory in any calendar year shall not be reduced by more than fifty percent (50%) as a result of such deduction.

        4.3.1 In this Section 4.3.1., "Unlicensed Competitive Product" means any product which is commercially competitive with a Licensed Product, and which is reasonably construed as infringing a Licensed Patent. In the event that an Unlicensed Competitive Product is reducing the market share of any Licensed Product, INEX and ESPERION agree to enter good faith negotiations for a reduction in royalties payable on Net Annual Sales, such reduction in royalties to be not more that 50% of the royalties otherwise payable, if such reduction is required for ESPERION to make a Licensed Product competitive in the marketplace, provided that any such reduction shall be effective no earlier than twelve (12) months after the first commercial sale of the Unlicensed Competitive Product.

        4.4 Reports and Payment. ESPERION shall deliver to INEX within thirty
            -------------------
(30) days after the end of each calendar quarter a written report showing its computation of royalties due under this Agreement upon Net Annual Sales by ESPERION and its Affiliates and upon Sublicensing Royalties received from Sublicensees, during such calendar quarter. All Net Annual Sales and Sublicensing Royalties shall be segmented in each such report according to sales by ESPERION, each Affiliate and each Sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States dollars from the currency in which such sales were made. For the purposes hereof, the rates of exchange to be used for converting royalties hereunder to United States dollars shall be those in effect for the purchase of dollars at CitiBank, New York, New York, on the last business day of the quarter with respect to which the payment is due. ESPERION, simultaneously with the delivery of each such report, shall tender payment in United States dollars of all royalties shown to be due thereon.

        4.5 Foreign Royalties. Where royalties are due INEX hereunder for sales
            -----------------
of Licensed Products in a country in the Territory where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for ESPERION, any Affiliate or Sublicensee to transfer royalty payments to INEX for Net Annual Sales in that country in the Territory, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of INEX in an accredited bank in that country in the Territory that is reasonably acceptable to INEX.

        4.6 Records. ESPERION shall keep, and shall require all Affiliates and
            -------
Sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of five (5) years after the date such royalties became payable. After the first commercial sale of Licensed Products and for a period of one (1) year following termination of this Agreement, INEX shall have the right from time to time (not to exceed twice during each calendar year) to have an independent firm of accountants inspect such books, records and supporting data. Such independent firm of accountants shall perform these audits at INEX's expense upon reasonable prior notice and during ESPERION's regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information of ESPERION disclosed or observed in connection with such audit and to disclose to INEX only whether

ESPERION has complied with its obligations under this Agreement. If the result of such audit demonstrates an underpayment to INEX of 5% or more, ESPERION shall pay for the reasonable costs of such audit.


                                  ARTICLE V.

                        DUE DILIGENCE AND ANNUAL REPORTS

        5.1 Due Diligence.  ESPERION shall use commercially reasonable
            -------------
efforts in such portions of the Territory as is commercially reasonable but at a minimum in the United States, and three countries of the European Community to:

                (a) conduct all necessary and appropriate preclinical and clinical trials and control the manner and extent of such trials in order to file IND's and NDA's which it believes will be sufficient to obtain approval to sell Licensed Products;

                (b) prepare, file and diligently prosecute all governmental applications necessary to obtain approvals to sell Licensed Products; and

                (c)  diligently market Licensed Products.

        5.2 Annual Reports.  ESPERION shall make annual reports, due on each
            --------------
anniversary of this Agreement, to INEX setting forth in general terms, sufficient for evaluation by INEX of the diligence obligations contained herein, the efforts it made to develop Licensed Products during the previous year, including pre-clinical and clinical efforts and all submissions to regulatory bodies, and the efforts it intends to make in the upcoming year on these matters.


                                  ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

        6.1 By ESPERION.  ESPERION hereby represents and warrants to INEX
            -----------
that (a) ESPERION has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by ESPERION of this Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon ESPERION, (c) all licenses, consents, authorizations and approvals, if any, required for the execution and delivery by ESPERION of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other person or entity is required in connection with the execution, delivery and performance by ESPERION of this Agreement, and (d) this Agreement constitutes a valid and binding agreement of ESPERION, enforceable against ESPERION in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or creditors' rights generally.

        6.2 By INEX.  INEX hereby represents and warrants to ESPERION that
            -------
(a) INEX has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by INEX of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon INEX or otherwise relating to the Licensed Patents or the Know-How, (c) all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by INEX of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other person or entity is required in connection with the execution, delivery and performance by FNEX of this Agreement as of the date of this Agreement, (d) INEX is the exclusive owner of all legal and beneficial right, title and interest in and to the Braun Patent; (e) INEX is the sole and exclusive owner of the Know-How, free and clear of any lien, claim or encumbrance or rights of any other person or entity, except with respect to such Know-How of which FNEX is the sole and exclusive licensee pursuant to the UBC License Agreement, (f) INEX is the sole and exclusive licensee of Hope/Rodrigueza other than in favor of UBC pursuant to the UBC License Agreement, (g) the UBC License Agreement and Research Agreement effective February 1, 1993 are the only agreements between INEX and UBC or otherwise relating to Hope/Rodrigueza, (h) the UBC License Agreement is in full force and effect and has not been breached by INEX or, to the best knowledge of INEX, UBC, and the representations and warranties made by FNEX and, to the best of INEX's knowledge, UBC in the UBC License Agreement are sufficient to permit the granting by FNEX of the license in Article II hereof on the date hereof, (i) to the best knowledge of INEX, the practice of the Licensed Patents and/or the Know-How, as embodied in the methods and compositions of the Hope/Rodrigueza and Braun patents, and the development, manufacture, use, importation, offer for sale, sale or commercialization of any method or composition described therein can be enjoyed without infringing or violating any patent right of any person or entity except that INEX provides no opinion, legal or otherwise, with respect to certain patents set forth on Schedule B and 0) this Agreement constitutes a valid and binding agreement of INEX, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or creditors' rights generally.

        6.3 Survival of Representations and Warranties. The representations and
            ------------------------------------------
warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any Party or Parties, subject to any necessary changes which do not affect the employment by the Parties of the rights granted in this Agreement.

                                 ARTICLE VII.

                FUTURE AGREEMENTS: INTELLECTUAL PROPERTY RIGHTS

        7.1 Future Agreements.  While not being bound to reach any further
            -----------------
agreement, the Parties acknowledge that development and commercial supply agreements may arise between the Parties in the future. It is the non-binding proposal of the Parties that ESPERION and INEX will negotiate contracts for the supply of materials, as well as services, which would support pre-clinical development, clinical development, and regulatory submissions. The contracts will be negotiated in good faith, but costs of such materials and services will not exceed INEX's reasonable fully burdened costs plus twenty percent (20%) profit. INEX will have the right of first offer for commercial supply of bulk drug product, with terms to be negotiated in good faith; however such terms will not exceed INEX's reasonable fully burdened costs plus twenty percent (20%) profit.

        7.2 Prosecution and Maintenance of Licensed Patents.
            -----------------------------------------------
                (a) ESPERION shall be responsible for and pay all future costs of prosecuting and maintaining the Hope/Rodrigueza and Braun patents. ESPERION shall advise INEX in writing of all significant actions which it undertakes concerning the prosecution and maintenance of Hope/Rodrigueza and Braun, and shall, except to the extent protected by attorney-client privilege between ESPERION and its attorneys, provide copies of the substantive correspondence and documents which it sends or receives in connection therewith to INEX and, in the case of Hope/Rodrigueza, also to UBC. ESPERION shall diligently prosecute and maintain the Hope/Rodrigueza and Braun patents, and ESPERION shall not irrevocably alter the scope of patent coverage of such patents without prior review by INEX and consideration of the opinion of INEX's patent advisor(s). Should ESPERION seek to discontinue or not pursue Hope/Rodrigueza and/or Braun in any specific jurisdiction, then ESPERION shall provide INEX, and in the case of Hope/Rodrigueza, also UBC, with notice of its decision to discontinue or not to pursue such patent in sufficient time, not to be less than forty-five (45) days, whereupon INEX shall become entitled to continue or pursue such patent in such jurisdiction at its own expense.


Failure of ESPERION to maintain a granted or issued patent in a jurisdiction does not relieve ESPERION of the increased earned royalty obligation for that jurisdiction set out in Schedule A.
                        ----------
                (b) INEX and ESPERION shall each make available to the other Party or such other Party's authorized attorneys, agents or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection of the Hope/Rodrigueza and/or Braun patents. INEX and ESPERION shall each execute all legal documents reasonably necessary to support the filing, maintenance and prosecution of said patent applications. ESPERION shall, at the request of INEX and, in the case of Hope/Rodrigueza, UBC, enter into such further agreements and execute any and all documents as may reasonably be required to ensure that ownership of the Licensed Patents remains with the legal owner.

        7.3 Improvements and Future INEX Technology. INEX shall have the right and responsibility to decide whether or not to seek or continue to seek or maintain patent protection on any Improvement or Future INEX Technology in any country, and shall have the right to file for, procure and maintain patents on any Improvement or Future INEX Technology in any country. Obligations of ESPERION regarding patent prosecution or costs for Improvements or Future INEX Technology, if any, shall be determined by written agreement of the Parties.

        7.4 Infringement. This Section 7.4 is subject to the rights of UBC in
Section 11.1(a).

                (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the Licensed Patents in the Territory, or (ii) unauthorized use or misappropriation of Know-How or Confidential Information by a third party in the Territory of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

                (b) Except as provided in subsection (c) below, ESPERION shall have, upon receiving the prior written consent of INEX, not to be unreasonably withheld, the right anywhere in the Territory to defend an allegation of invalidity of one or more Licensed Patents, and to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, or is anticipated to infringe any of the Licensed Patents or of using without proper authorization all or any portion of the Confidential Information and/or Know-How. Provided that it has first granted its prior written consent, not to be unreasonably withheld, INEX agrees to co-operate to the extent of executing all necessary documents and to vest in ESPERION the right to institute any such suits, in the name of ESPERION or INEX or both, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by ESPERION and in such event all recoveries shall inure to ESPERION. For purposes of this Agreement, if ESPERION requests in writing INEX's prior written consent to any matter, as required hereby, and INEX does not either grant or deny such consent within ten (10) days of receiving such request from ESPERION, INEX shall be deemed to have granted the requested consent. In the event of any litigation:

       (b.i)   Each Party shall keep the other fully informed of the actions and positions taken or proposed to be taken by such Party and actions and positions taken by all other parties to such litigation;

       (b.ii)   No decision or action concerning or governing any final
disposition of the litigation shall be taken without five (5) days prior notification thereof to INEX;

       (b.iii)   INEX may elect to participate formally in the litigation to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by INEX (subject to the possibility of recovery of some or all of such additional expenses from such other parties to the litigation);

       (b.iv)   If a Party to a litigation is willing to make or accept an offer of settlement and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible to account to the willing party for any deficiency in litigated or settled result from that which it would have been entitled to in the offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a greater payment of costs, damages, accounting of profits and settlement costs than that provided in such offer;

                (c) In the event that ESPERION elects not to initiate an infringement or other appropriate suit pursuant to subsection (b) above, ESPERION shall promptly advise INEX of its intent not to initiate such suit, and INEX shall have the right, in INEX's sole discretion, and at the expense of INEX, of initiating an infringement suit, a defense of patent validity, or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, or is anticipated to infringe any of the Licensed Patents or of using without proper authorization all or any portion of the Confidential Information and Know-How. At INEX's request, ESPERION shall offer reasonable assistance to INEX in connection with such litigation at no charge to INEX except for reimbursement of reasonable out-of-pocket expenses, including salaries of ESPERION personnel, incurred in rendering such assistance.

        7.5 Claimed Infringement.  In the event that a third party at any
            --------------------
time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates or Sublicensees, claiming infringement of such third party's patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution, importation or sale of Licensed Products, such Party shall promptly notify the other Party, and if Hope/Rodrigueza is involved, UBC, of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. INEX agrees to make available to ESPERION its advice and counsel regarding the technical merits of any such claim at no cost to ESPERION. THE ENTIRE RESPONSIBILITY OF INEX IN THE CASE OF ANY CLAIMED INFRINGEMENT OR VIOLATION OF ANY THIRD PARTY'S RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY'S KNOW-HOW IS SET OUT IN THIS AGREEMENT.

                                 ARTICLE VIII.

                            CONFIDENTIAL INFORMATION

        8.1    Treatment of Confidential Information.  Each Party hereto shall
               -------------------------------------
maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

        8.2 Release from Restrictions.  The provisions of Section 8.1 shall
            -------------------------
not apply to any Confidential Information disclosed hereunder which:

                (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or


                (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information; or

                (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

                (d) the Party can verify by written documentation results from research and development by the receiving Party or any of its Affiliates independent and in advance of disclosure by the other Party thereof, or

                (e) is disclosed by the receiving party to its attorneys, accountants or other advisors, actual or potential lenders, investors or purchasers, each of whom shall be subject to a confidentiality restriction; or

                (f) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

        8.3 Publications.  The following restrictions shall apply with
            ------------
respect to the disclosure in scientific journals or publications by any Party or any employee or consultant of any Party relating to the inventions contained in the Licensed Patents and the Know-How:

                (a) a Party (the "publishing Party") shall provide the other Party with an advance copy of any proposed publication which may be in draft form) and such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve patent rights or know how belonging in whole or in part to INEX or E8PERION, and the incorporation of such recommended changes shall not be unreasonably refused; and

                (b) if such other Party informs the publishing Party, within thirty (30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any patent rights or know how belonging in whole or in part to INEX or ESPERION, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved but not less than sixty (60) days.


                                  ARTICLE IX.

                                  TERMINATION

        9.1 Term.  This Agreement shall remain in effect for ten (IO) years
            ----
from the first commercial sale of a Licensed Product or until the last to expire of the Licensed Patents, or until the last to expire of the licenses granted pursuant to Article II, above, whichever is longer, on a country-by-country basis.

        9.2 Voluntary Termination.  ESPERION may terminate the licenses
            ---------------------
under this Agreement at any time by providing ninety (90) days prior written notice to INEX.

        9.3 Termination for Breach.  Each Party shall be entitled to
            ----------------------
terminate this Agreement and the licenses granted hereunder to the other Party by written notice to the other Party in the event that the other Party shall be in default of any of its obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default. Any such notice shall set out expressly the actions required of the breaching Party to remedy the default. Where the alleged default identified is of an obligation to maintain insurance (as in Sections 10.4 or 11.1(b)) or an obligation of indemnity in Article X, the termination date shall be the effective date of the written notice provided (which effective date shall take into account the sixty (60) day cure period described above). If the alleged default relates to an obligation other than in Section 10.4, Section 11.1(b) or Article X, and if the existence of said breach is in dispute, the license and all rights granted to ESPERION pursuant to this Agreement and all obligations and commitments of ESPERION to INEX and/or to UBC shall continue until finallydeterminedbyarbitrationorotherjudicialprocessasprovidedherein. In the event a breach is finally determined, the remedy for such breach may take effect from the date of first occurrence of such breach.

        9.4 Termination upon Bankruptcy.  This Agreement shall automatically
            ---------------------------
and immediately terminate without notice to ESPERION upon (a) the bankruptcy, insolvency, liquidation or dissolution of ESPERION; (b) the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of ESPERION; or (c) the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of ESPERION which is not dismissed within one hundred twenty (I 20) days of the date on which it is filed or commenced.

        9.5 Continuing Obligations.  Upon any termination of this Agreement
            ----------------------
to this Article IX, neither Party shall be relieved of any obligations incurred prior to such termination.


        9.6 Disposition of Licensed Products.  Upon any termination of this
            --------------------------------
Agreement pursuant to Sections 9.2, 9.3 or 9.4 hereof, ESPERION shall within thirty (30) days of the effective date of such termination notify INEX in writing of the amount of Licensed Products which ESPERION, its Affiliates and Sublicensees then have completed on hand, the sale of which would, but for the termination, be subject to royalty, and ESPERION, its Affiliates and Sublicensees shall thereupon be permitted during the one (1) year following such termination to sell that amount of Licensed Products, provided that ESPERION shall pay the aggregate royalty thereon at the conclusion of the earlier of the last such sale or such one (1) year period. Except as provided in this Agreement, all sublicenses granted by ESPERION shall forthwith terminate upon the termination of this Agreement.

        9.7 Survival of Obligations; Return of Confidential Information.
            -----------------------------------------------------------
                (a) Notwithstanding any termination of this Agreement, the obligations of the Parties under Section 7.5 and Article VIII and Article X hereof, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement pursuant to Section 9.2, 9.3 or 9.4 hereof, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof (except for one archival copy to be retained by a person designated by such Party (who shall not make such Confidential Information generally available to employees or other representatives of such Party) for the purpose of confirming which information to hold in confidence hereunder), of the other Party which is not covered by a license surviving such termination;

                (b) Upon termination, ESPERION shall promptly deliver to INEX, at no cost to INEX, all animal and human data and such other information, materials (including biological materials) and documents in ESPERION's possession that INEX may require in order to obtain approval of applicable government regulatory agencies to market Licensed Products. Upon termination, ESPERION shall also promptly deliver to INEX, at no cost to INEX, all Licensed Patents, patent prosecution records and, Know-How in its possession or control, and shall destroy any copies of such materials (except for one archival copy to be retained by a person designated by such Party (who shall not make such Confidential Information generally available to employees or other representatives of such Party) for the purpose of confirming which information to hold in confidence hereunder); and

                (c) Termination shall give effect to a non-exclusive, royalty-free license from ESPERION to INEX, to make, have made, use or sell, any and all Enhancements to Licensed Products in the Territory.

        9.8 Arbitration. In the event of any unresolvable dispute, difference,
            -----------
or question arising between the Parties in connection with this Agreement or any clause or the construction thereof, or the rights, duties or liabilities of either Party, or the scope or validity of any patent licensed hereunder, the matter shall be submitted for arbitration in accordance with the rules of the American Arbitration Association. Arbitration shall take place in continental North America or as otherwise agreed by the Parties. A single arbitrator shall be appointed by agreement of the Parties to resolve all such disputes, differences or questions. The arbitrator shall be guided by the contents of this Agreement in arriving at a decision to resolve the dispute, but may rely on extrinsic evidence where appropriate and/or necessary. The Parties shall share the cost of the arbitration unless, in the arbitrator's opinion, the position advanced by one of the Parties, or the nature or manner of presenting it, is such that it would be unfair to so apportion such expenses, in which case the arbitrator may apportion such expenses differently. In cases where validity or scope of a patent is in issue, either party shall have the right to elect to have the arbitration conducted by three arbitrators, each party selecting one and those arbitrators selecting the third.

                                  ARTICLE X.

                   INDEMNIFICATION AND LIABILITY LIMITATIONS

        10.1 Indemnification by ESPERION. ESPERION hereby agrees that it shall
             ---------------------------
be responsible for, indemnify, hold harmless and defend INEX and its Affiliates, and their respective Board of Governors, directors, officers, employees, faculty, students, invitees, managing members, shareholders, partners, attorneys, accountants, consultants and agents, and their respective heirs, successors and assigns (collectively, the "INEX Indemnities"), and UBC and its Affiliates and their respective directors, officers, Board of Governors, employees, faculty, students, invitees, managing members, shareholders, partners, attorneys, accountants, consultants and agents and their respective heirs, successors and assigns (collectively, the "UBC Indemnities") from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any actions or threatened actions) (collectively, "Losses") suffered or incurred by any INEX Indefinite or UBC Indemnity arising out of, relating to, resulting from or in connection with (a) any third party claims arising out of or relating to the breach of any representation or warranty made by ESPERION herein, (b) any third party claims arising out of or relating to the default by ESPERION in the performance or observance of any of its obligations to be performed or observed hereunder, (c) any third party claims arising out of or relating to any injury or death to any person or damage to any property caused by any Licensed Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made except to the extent that such injury, death or damage is caused by the negligence or willful misconduct of any INEX Indemnity or UBC Indemnity, and (d) any claim or action which INEX is made a party at the request of ESPERION pursuant to Section
7.6.3 above. The foregoing shall not apply to the extent that such Losses are due to the negligence or willful misconduct of any of the INEX Indemnities or the gross negligence or willful misconduct of any of the UBC Indemnities or are on account of or arising out of the Williams Claim.

        10.2 Indemnification by INEX. INEX hereby agrees that it shall be
             -----------------------
responsible for, indemnify, hold harmless and defend ESPERION and ESPERION's Affiliates, and their respective Board of Governors, directors, officers, employees, faculty, students, invitees, managing members, shareholders, partners, attorneys, accountants, consultants and agents and their respective heirs, successors and assigns (collectively, the "ESPERION Indemnities"), from and against any and all Losses suffered or incurred by any ESPERION Indemnity arising out of, relating to, resulting from or in connection with (a) any third party claims arising out of or relating to the breach of any representation or warranty made by INEX herein, and (b) any third party claims arising out of or relating to the default by INEX in the performance or observance of any of its obligations to be performed or observed hereunder, and (c) losses relating to the Williams Claim that are (i) damages, costs, and expenses awarded against any ESPERION Indemnity relating to the Williams Claim, (ii) any amounts payable in connection with the settlement or compromise of any claims relating to the Williams Claim, and (iii) any legal expenses, such as but not limited to, reasonable legal fees, and any other expenses for investigating or defending any actions or threatened actions. Reasonable legal fees, in this section, means legal fees paid to attorneys appointed by FNEX to defend ESPERION against the Williams Claim, or should ESPERION select its own attorneys to make such defense, reasonable legal fees that explicitly distinguish legal expenses relating to the Williams Claim from all other business between ESPERION and its own attorneys. The foregoing shall not apply to the extent that such Losses are due to the negligence or willful misconduct of any of ESPERION Indemnities.

        10.3 Notice of Claims. In the event that a claim is made pursuant to
             ----------------
Section IO. I or 10.2 above against any person or entity which seeks indemnification hereunder (the "Indemnity"), the Ingenuity agrees to promptly notify the indemnifying Party (the "Indemnity") of such claim or action and, in the case of any claim by a third Person against the Indemnity, the Indemnity may, at its option, elect to assume control of the defense of such claim or action; provided, however, that (a) the Indemnity shall be entitled to participate therein (through counsel of its own choosing) at the Indemnity's sole cost and expense, and (b) the Indemnitor shall not settle or compromise any such claim or action without the prior written consent of the Indemnity, unless such settlement or compromise includes a general release of the Indemnity and all of the other INEX Indemnities or ESPERION Indemnities, as the case may be, from any and all liability with respect thereto.

        10.4  Liability.  No Party shall be liable for special, incidental or
              ---------
consequential damages or for loss of profit or lost revenue, even if such Party has been advised of the possibility of such damage.

        10.5 Insurance. If available on commercially reasonable terms (as
             ---------
determined in good faith by the Board of Directors of ESPERION), ESPERION shall obtain product liability insurance in an amount not less than US Five Million Dollars (US$5,000,000) per occurrence, and US Five Million Dollars (US$5,000,000) annual aggregate, naming INEX and UBC as a named-insured. This provision shall take effect at the time a Licensed Product is being commercially sold (other than for the purpose of obtaining regulatory approval) by ESPERION, an Affiliate, Sublicensee or Distributor.

        10.6  Limitation on Liability.  INEX's liability for damages under this
              -----------------------
Agreement (regardless of form of action, whether in contract, tort or warranty) shall not exceed the aggregate milestone payments and royalties paid to INEX.

        10.7 Actions Between the Parties. For the avoidance of doubt, in
             ---------------------------
connection with actions brought by one party hereto against the other (whether for breach of any provisions hereof, any representation or warranty made herein or otherwise), each party expressly reserves all of its rights and remedies under applicable law, including, without limitation, the right to sue for breach of contract.

                                  ARTICLE XI.

                                UBC PROVISIONS

        11.1  Limitations to License.  ESPERION and INEX agree to the following
              ----------------------
additional limitations, terms and conditions to the licenses granted herein, in relation to Hope/Rodrigueza, expressly for the benefit of UBC:

                (a) In the event a suit under Section 7.4 involves Hope/Rodrigueza, the rights of INEX shall be transferred to UBC.

                (b) One month prior to the first sale of a Licensed Product, ESPERION will give notice to UBC of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, and where available on commercially reasonable terms, shall include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be canceled or materially altered except upon at least thirty
     (30) days written notice to UBC. UBC shall have the right to propose reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. ESPERION shall provide UBC with certificates of insurance evidencing such coverage seven (7) days before commencement of sales of any Licensed Product and ESPERION covenants not to sell any Licensed Product before such certificate is provided and approved by UBC. ESPERION shall require that each Sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and efforts and omissions insurance consistent with the terms of this section. ESPERION shall use commercially reasonable efforts to ensure that any and all such policies of insurance required pursuant to this clause shall contain a waiver of subrogation against UBC, its Board of Governors, faculty, officers, employees, students and agents.

                (c) UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to Hope/Rodrigueza, provided, however, that ESPERION shall have the same right to review such publication as it has with respect to publications made by INEX pursuant to
     Section 8.3 above. For practical application of this provision, INEX agrees to provide to ESPERION any and all publication(s) INEX receives from UBC relating to the inventions contained in the Licensed Patents and the Know-How to ESPERION within ten (IO) business days of such receipt.

                (d) ESPERION shall not use any of the UBC's registered trade-marks or make reference to UBC or its name in any advertising or publicity whatsoever, without the prior written consent of UBC, except as required by law. Nothing herein shall prevent ESPERION from making or issuing factual statements to the public regarding its business or use of Hope/Rodrigueza. If ESPERION is required by law to act in contravention of this provisions, ESPERION shall provide UBC with sufficient advance notice in writing to permit UBC to bring an application or other proceeding to contest the requirement.

                (e) UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by ESPERION, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any action by UBC, its Board of Governors, officers, employees, faulty, students, or agents shall be limited to the sum of Cdn$l0,000. In no event shall UBC be liable for consequential or incidental damages arising from actions related to this Agreement.

        11.2 The Parties acknowledge and confirm that in relation to Hope/Rodrigueza:

                (a) UBC makes no representations, conditions, or warranties, either express or implied, with respect to Licensed Products. Without limiting the generality of the foregoing, UBC specifically disclaims any implied warranty, condition or representation that the Licensed Products


                        (i)  shall correspond with a particular description;

                        (ii)  are of merchantable quality;

                        (iii)  are fit for a particular purpose; or

                        (iv) are durable for a reasonable period of time.

UBC shall not be liable for any loss, whether direct, consequential, incidental, or special which ESPERION suffers arising from any defect, error, fault or failure to perform with respect to the Licensed Products, even if UBC has been advised of the possibility of such defect, error, fault, or failure. ESPERION acknowledges that it has been advised by UBC to undertake its own due diligence with respect to the Licensed Products.

                (b)  Nothing in this Agreement shall be construed as:

                        (i) a warranty or representation by UBC as to title to Hope/Rodrigueza or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights,

                        (ii) an obligation by UBC to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

                        (iii) the conferring by UBC of the right to use in advertising or publicity the name of UBC or UBC Trade-marks.


                                 ARTICLE XII.

                                 MISCELLANEOUS

        12.1 Publicity. Neither Party, nor any of its Affiliates, shall
             ---------
originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law.

        12.2 Non-Use of Names. Neither Party shall use the name of the other
             ----------------
Party, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from such other Party in each case (which consent shall not be unreasonably withheld or delayed).

        12.3 Assignment. Except as otherwise provided in this Agreement, neither
             ----------
this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except either to an Affiliate or to a third-party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise.

        12.4 Governing Law. This Agreement shall be governed by and interpreted
             -------------
in accordance with the laws of the State of Michigan, without regard to conflicts of law principles.


        12.5 Force Majeure. In the event that either Party is prevented from
             -------------
performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 12.5 if such Party shall have used its reasonable efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

        12.6 Waiver. The waiver by either Party of a breach or a default of any
             ------
provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

        12.7 Notices. Any notice or other communication in connection with this
             -------
Agreement must be in writing and if by mail, by registered mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.


       If to INEX:

               Inex Pharmaceuticals Corporation
               100-8900 Glenlyon Parkway
               Burnaby, B.C.
               Canada V5J 5J8

               Telecopier No.: (604) 419-3 202
               Attention: Vice-President, Corporate Development

       If to ESPERION:

               Esperion Therapeutics, Inc.
               3621 S. State Street
               695 KMS Place
               Ann Arbor, MI 48108 USA

               Telecopier No.:
               Attention: President

       With a copy to:

               Sills Cummis Radin Tischman Epstein & Gross
               One Riverfront Plaza

               Newark, New Jersey 07102 USA
               Telecopier No.: (973) 643-6500
               Attention: Ira A.  Rosenberg, Esq.

       If to UBC:

               The Director
               University - Industry Liaison Office University of British
               Columbia
               IRC 331 - 2194 Health Sciences Mail Vancouver, B.C.
               Canada V6T I Z3
               Telephone: (604) 822-8580
               Facsimile: (604) 822-8589

        12.8 No Agency. Nothing herein shall be deemed to constitute either
             ---------
Party as the agent or representative of the other Party, or both Parties as joint ventures or partners for any purpose. INEX shall be an independent contractor, not an employee or partner of ESPERION, and the manner in which INEX renders its services under this Agreement shall be within INEX's sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.


        12.9 Entire Agreement. This Agreement and the Schedule hereto (which
             ----------------
Schedule is deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

        12.10 Headings. The headings contained in this Agreement are for
              --------
convenience of reference only and shall not be considered in construing this Agreement.

        12.11 Severability. In the event that any provision of this Agreement is
              ------------
held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

        12.12 Successors and Assigns. This Agreement shall be binding upon and
              ----------------------
inure to the benefit of the Parties hereto and their successors and permitted assigns.

        12.13 Third Parties. None of the provisions of this Agreement shall be
              -------------
for the benefit of or enforceable by any third party.

        12.14 Counterparts. This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        12.15 Further Assurances. Each party hereto agrees to execute,
              ------------------
acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.



        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.


INEX PHARMACEUTICALS CORPORATION



/s/ David J. Main
-----------------------------
David J. Main
Executive Vice President



ESPERION THERAPEUTICS, INC.



/s/ Roger  Newton
-----------------------------
Roger  Newton
President & C.E.O.

                                   SCHEDULE A

                                EARNED ROYALTIES
                                ----------------


1.  Earned Royalties Payable for each Licensed Product
    --------------------------------------------------

    [                                                                   ]

                                        SCHEDULE  A
                                        Acknowledgment and Acceptance

                                        INEX          DJM      March 16, 1999
                                              -------------------------------
                                                    Initials   Date

                                        ESPERION      RSN      March 18, 1999
                                                 ----------------------------
                                                    Initials   Date

                                   SCHEDULE B
                                   ----------


                       INEX PROVIDES NO OPINION REGARDING
                       ----------------------------------
                             THE FOLLOWFNG PATENTS
                             ---------------------


US 5746223
WO 9713501
AU 9675956
US 5736157